EXHIBIT 99.1

Company Contact:

Brenda Morris

Chief Financial Officer

Zumiez Inc.

(425) 551-1564

Investor Contact:

Integrated Corporate Relations

Chad Jacobs/David Griffith

(203) 682-8200

ZUMIEZ INC. ANNOUNCES FISCAL 2006

FIRST QUARTER RESULTS

Q1-06 Net Sales Increased 43.2% to $47.8 Million;

Comparable Store Sales Increased 19.7% in First Quarter;

Net Income Increased to $1.1 Million in First Quarter;

Q1-06 Diluted EPS Increased $0.04;

Company Raises Fiscal 2006 EPS Guidance to $0.65 to $0.66 on Post-Split Basis

Everett, WA – May 17, 2006 – Zumiez Inc. (NASDAQ: ZUMZ) today reported results for the first quarter ended April 29, 2006.

Total net sales for the first quarter (13 weeks) ended April 29, 2006 increased by 43.2% to $47.8 million from $33.4 million reported in the first quarter (13 weeks) of the prior fiscal year.  The company posted net income for the quarter of $1.1 million or $0.04 per diluted share versus a net loss of $40,000 or breakeven per diluted share in the first quarter of the prior fiscal year.  Comparable store sales increased 19.7% for the first quarter of fiscal 2006 compared to 12.1% in the first quarter of fiscal 2005.

Rick Brooks, President and Chief Executive Officer of Zumiez Inc., stated, “We are pleased to report our results for the first quarter, which once again exceeded expectations.  Our comparable store increase of 19.7% was driven by double digit increases in same store transactions and an increase in average unit retail.”

Mr. Brooks continued, “We opened 5 new stores in the quarter and remain on track to open 42 stores this year.  In addition, the consummation of our recently announced agreement to acquire Fast Forward will give us an additional 19 stores in desirable locations for Zumiez.  We are thrilled to be working with the team at Fast Forward and are working together towards making the integration of our companies seamless.”

During the quarter, the Company implemented a two-for-one stock split of its common shares.  The stock split was effected on April 19, 2006 and trading began on a post-split basis on Nasdaq on April 20, 2006.

Mr. Brooks concluded, “While we are proud of the strong results that Zumiez has generated, we believe we are still in the early stages of our growth potential.  With only 179 stores at quarter end, we are still tremendously under-penetrated, and believe we can eventually operate 800 stores in the U.S.  We have a terrific team in place to deliver on our goals as we expand in the marketplace.”

2006 Outlook

The company stated that it is raising guidance for fiscal 2006 to $0.65 to $0.66 from the prior split-adjusted guidance of $0.61 in diluted earnings per share, of which $0.01 to $0.02 is from the acquisition of Fast Forward.  Weighted average diluted shares for the fiscal year are expected to be approximately 29,300,000.  The company also stated that it believes that its projected earnings growth rate of 30% continues to be achievable for fiscal 2006 and beyond.

In putting forth this outlook, the company reminds investors of the complexity of accurately assessing future growth given the difficulty in predicting fashion trends and consumer preferences, boardsports popularity and participation rates, general economic conditions and the impact of other business variables and risks.

A conference call will be held today to discuss first quarter results and will be web cast at 5:00 p.m. ET on http://ir.zumiez.com.

About Zumiez Inc.

Zumiez is a leading specialty retailer of action sports related apparel, footwear, equipment and accessories.  Our stores cater to young men and women between ages 12-24, focusing on skateboarding, surfing, snowboarding, motocross and BMX.  As of May 15, 2006 we operate 180 stores, which are primarily located in shopping malls and our web site address is www.zumiez.com.

Safe Harbor Statement

Certain statements in this press release and oral statements relating thereto made from time to time by representatives of the company may constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995.  These statements include, without limitation, predictions and guidance relating to the company’s future financial performance, integration of acquired businesses, growing customer demand for our products and new store openings. In some cases, you can identify forward-looking statements by terminology such as, “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” or the negative of these terms or other comparable terminology.  These forward-looking statements are based on management’s current expectations but they involve a number of risks and uncertainties.  Actual results and the timing of events could differ materially from those anticipated in the forward-looking statements as a result of risks and uncertainties, which include, without limitation, those described under the heading Risk Factors in the company’s annual report on Form 10-K for the year ended January 28, 2006 as filed with the Securities and Exchange Commission and available at www.sec.gov.  You are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement.  The forward-looking statements speak only as of the date on which they are made and the company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

ZUMIEZ INC.

CONDENSED CONSOLIDATED STATEMENT OF INCOME

(in thousands, except share and per share data)

(Unaudited)

	Three Months Ended
	April 29, 2006	April 30, 2005
Net sales	$47,785	$33,369
Cost of goods sold	32,519	23,522
Gross margin	15,266	9,847

Selling, general and administrative expenses	13,796	9,830
Operating profit	1,470	17

Interest income (expense), net	352	(44)
Other income	—	15
Earnings (loss) before income taxes	1,822	(12)

Provision for income taxes	713	28
Net income (loss)	$1,109	$(40)

Basic net income (loss) per share	$0.04	$0.00

Diluted net income (loss) per share	$0.04	$0.00

Weighted average shares outstanding, Basic	27,272,799	22,610,522

Weighted average shares outstanding , Diluted	28,631,942	26,321,313

ZUMIEZ INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share amounts)

	April 29, 2006	January 28, 2006	April 30, 2005
	(Unaudited)	(Audited)	(Unaudited)
Assets

Current assets

Cash and cash equivalents	$1,770	$4,737	$1,285

Marketable Securities	36,254	38,264	—

Receivables	3,869	3,746	2,296

Inventory	38,095	30,559	31,291

Prepaid expenses and other	336	711	2,241

Deferred tax assets	1,093	938	653

Total current assets	81,417	78,955	37,766

Leasehold improvements and equipment, net	37,415	35,456	27,978

Total assets	$118,832	$114,411	$65,744

Liabilities and Shareholders’ Equity

Current liabilities

Trade accounts payable	$21,161	$18,623	$14,862

Line of credit	—	—	10,200

Book overdraft	—	—	2,920

Accrued payroll and payroll taxes	3,311	4,388	1,911

Income taxes payable	71	3,309	100

Current portion of deferred rent and tenant allowances	978	900	932

Other accrued liabilities	7,359	4,378	3,093

Total current liabilities	32,880	31,598	34,018

Long-term deferred rent and tenant allowances, less current portion	8,186	7,595	4,720

Deferred tax liabilities	1,252	1,534	1,059

Total long term liabilities	9,438	9,129	5,779

Commitments and contingencies (Note 4)

Shareholders’ equity

Preferred stock, no par value, 20,000,000 shares authorized; none issued and outstanding	—	—	—
Common stock, no par value, 50,000,000 shares authorized; 27,357,481 shares issued and outstanding at April 29, 2006, 27,259,297 issued and outstanding at January 28, 2006 and 22,610,522 shares issued and outstanding at April 30, 2005	36,780	35,031	179
Accumulated Other Comprehensive Loss	(33)	(5)	—

Retained earnings	39,767	38,658	25,768

Receivable from parent	—	—	—

Total shareholders’ equity	76,514	73,684	25,947

Total liabilities and shareholders’ equity	$118,832	$114,411	$65,744

ZUMIEZ INC.

CONDENSED CONSOLIDATED CASH FLOWS

(in thousands)

(Unaudited)

	For the Three Months Ended
	April 29, 2006	April 30, 2005
Cash flows from operating activities
Net income (loss)	$1,109	$(40)
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	2,259	1,664
Deferred tax expense	(436)	(245)
Stock compensation expense	337	40
Loss on disposal of assets	1	139
Changes in operating assets and liabilities
Receivables	(123)	(385)
Inventory	(8,370)	(6,692)
Prepaid expenses	375	(1,075)
Trade accounts payable	3,371	2,252
Accrued payroll and payroll taxes	(1,077)	(650)
Income taxes payable	(3,238)	(2,511)
Other accrued liabilities	2,981	(2,311)
Deferred rent	19	179
Net cash used in operating activities	$(2,792)	$(9,635)

Cash flows from investing activities
Additions to leasehold improvements and equipment	$(3,546)	$(2,798)
Purchases of marketable securities	(36,242)	—
Sales and maturities of marketable securities	38,201	—
Net cash used in investing activities	$(1,587)	$(2,798)

Cash flows from financing activities
Change in book overdraft	$—	$2,492
Borrowings on revolving credit facility	—	16,450
Payments on revolving credit facility	—	(6,250)
Proceeds from sale of stock	1,412	—
Net cash provided by (used in) financing activities	$1,412	$12,692

Net increase (decrease) in cash and cash equivalents	$(2,967)	$259
Cash and cash equivalents, Beginning of period	4,737	1,026
Cash and cash equivalents, End of period	$1,770	$1,285

Supplemental disclosure of cash flow information
Cash paid during the period for interest	$—	$33
Cash paid during the period for income taxes	3,497	2,785